Management Services Agreement
This Agreement is made effective as of July 01, 2015, by and between ralliBox, Inc., of 547 22nd ST, OGDEN, Utah 84403, and Netherin Enterprises, LLC, of 547 22 nd ST, OGDEN, Utah 84403.
In this Agreement, the party who is contracting to receive services shall be referred to as ralliBox , and the party who will be providing the services shall be referred to as Netherin .
Netherin has a background in business management and software development and is willing to provide services to ralliBox based on this background.
RalliBox desires to have services provided by Netherin.
Therefore, the parties agree as follows:
DESCRIPTION OF SERVICES. Beginning on July 01, 2015, Netherin will provide the following management services (collectively, the
Services ):
a. Conduct all necessary and normal business management functions including, but not limited to: Business Administration, Finance and Accounting, Marketing and Promotion, Customer Service, Operations and
 Strategic Planning
b. Propose, plan, and execute special marketing campaigns for
ralliBox brand development, products, and services.
Netherin agrees to devote its best effort to the performance of its management services. The parties further agree Netherin will perform such other services as agreed upon by the parties from time to time.
PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Netherin shall be determined by Netherin. RalliBox will rely on Netherin to work as many hours as may be reasonably necessary to fulfill Netherin s obligations under this Agreement.
MANAGEMENT FEE PAYMENTS. For conducting and managing the normal and necessary business functions (Item a in Description of Services), ralliBox will make monthly management fee payments to Netherin based on 3% of the monthly revenues, or $35,000, whichever is greater. For the purposes of this Agreement, revenues means total revenues earned by ralliBox
Payment Schedule. The management fee payments shall be payable monthly, no later than the tenth day of the following month.
MARKETING FEE PAYMENTS. For managing and conducting special marketing and promotional campaigns (Item b in Description of Services), ralliBox will make periodic marketing fee payments. The amount and timing of these payments will be mutually agreed upon at the time when
 Netherin presents project proposals to ralliBox for approval.
NEW PROJECT APPROVAL. Netherin and ralliBox recognize that Netherin s Services will include working on various projects for ralliBox. Netherin shall obtain the approval of ralliBox prior to the commencement of a new project.
TERM/TERMINATION. This Agreement shall be effective for a period of
1 year and shall automatically renew for successive terms of the same duration, unless either party provides 30 days written notice to the other party prior to the termination of the applicable initial term or renewal term.
RELATIONSHIP OF PARTIES. It is understood by the parties that Netherin and all Netherin personnel are independent contractors with respect to ralliBox, and not employees of ralliBox. RalliBox will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Netherin or
Netherin personnel.
EMPLOYEES. Netherin s employees, if any, who perform services for ralliBox under this Agreement shall also be bound by the provisions of this Agreement.
ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.
AMENDMENT. This Agreement may be modified or amended if the amendmen
t is made in writing and is signed by both parties.
SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party s right to subsequently enforce and compel strict compliance with every provision of this Agreement.
APPLICABLE LAW. This Agreement shall be governed by the laws of the
State of Utah.
SIGNATORIES. This Agreement shall be executed on the behalf of ralliBox, Inc. by David Kneusel, its President, and on behalf of Netherin Enterprises, LLC by David Kneusel, its Managing Member.
Party receiving services:
ralliBox, Inc.
By: ____________________________________________________
David Kneusel President
Party providing services:
Netherin Enterprises, LLC
By: ____________________________________________________
David Kneusel Managing Member